Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2019, with respect to the financial statements of OncoMed Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form F-1) and related Prospectus of Mereo BioPharma Group plc for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Redwood City, California

March 6, 2020